Exhibit 19.1

Corporate Policy Insider Trading Policy	Document No: CORP-0006 Revision: E Effective Date: 12/05/2025 Page 1 of 11

INSIDER TRADING POLICY
APPROVED BY THE BOARD OF DIRECTORS
ON DECEMBER 4, 2025
1.Introduction
2.This policy determines acceptable transactions in the securities of SI-BONE, Inc. (the “Company” or “we”) by our employees, directors and covered consultants (“you”). During the course of your employment, directorship or applicable consultancy with the Company, you may receive important information that is not yet publicly available (“inside information”) about the Company, about other publicly-traded companies with which the Company has business dealings or about third party companies the market prices of whose securities could be impacted by the dissemination of confidential information you receive. Because of your access to this inside information, you may be in a position to profit financially by buying or selling, or in some other way dealing, in the Company’s stock, or stock of another publicly-traded company, or to disclose such information to a third party who does so profit.
3.Securities Transactions
Use of inside information by someone for personal gain, or to pass on, or “tip,” the inside information to someone who uses it for personal gain (a “tippee”), is illegal, regardless of the quantity of shares, and is therefore prohibited. You can be held liable both for your own transactions and for transactions effected by a tippee, or even a tippee of a tippee. Furthermore, it is important that the appearance of insider trading in securities be avoided. The only exception is that transactions directly with the Company, e.g., option exercises using cash payment or purchases under the Company’s employee stock purchase plan, are permitted. However, the subsequent sale (including the sale of stock in a cashless exercise program) or other disposition of such stock is fully subject to these restrictions.
4.Inside Information
As a practical matter, it is sometimes difficult to determine whether you possess inside information. The key to determining whether nonpublic information you possess about a public company is inside information is whether there is a substantial likelihood that a reasonable investor would consider it important in making an investment decision in securities issued by that company. If the nonpublic information could affect the price of securities issued by the Company or influence investor behavior, it is likely inside information. Certainly, if the information makes you want to trade, it would probably have the same effect on others. Remember, both positive and negative information can be material. If you possess inside information, you may not trade in a company’s stock, advise anyone else to do so or communicate the information to anyone else until you know that the information has been publicly disseminated. This policy also applies to all family members and other household members of those covered by this policy and all companies controlled by those covered by this policy. You may never recommend to another person that he or she buy, hold or sell our stock. This means that in some circumstances, you may have to forego a proposed transaction in a company’s securities even if you planned to execute the transaction prior to learning of the inside information and even though you believe you may suffer an economic loss or sacrifice an anticipated profit by waiting. “Trading” includes engaging in short sales, transactions in put or call options, hedging transactions and other inherently speculative transactions.
This document contains confidential and proprietary information of SI-BONE.
It may not be copied or reproduced without prior written permission from SI-BONE.

Exhibit 19.1

Corporate Policy Insider Trading Policy	Document No: CORP-0006 Revision: E Effective Date: 12/05/2025 Page 2 of 11

Although by no means an all-inclusive list, information about the following items may be considered to be inside information until it is publicly disseminated:
•financial results or forecasts;
•the clearance or approval of major new products or processes;
•acquisitions or dispositions of assets, divisions, companies, etc.;
•pending public or private sales of debt or equity;
•events regarding our securities (e.g., defaults on senior securities, calls of securities for redemption, repurchase plans, stock splits, public or private equity/debt offerings, or changes in our dividend policies or amounts);
•major contract awards or cancellations;
•scientific, clinical or regulatory results;
•any product recall or significant safety-related event associated with an SI-BONE product;
•top management or control changes;
•possible tender offers or proxy fights;
•significant write-offs;
•actual or threatened major litigation, SEC or other investigations, or a major development in or the resolution of any such litigation or investigation;
•impending bankruptcy;
•gain or loss of a significant license agreement or other contracts with customers or suppliers;
•pricing changes or discount policies;
•corporate partner relationships;
•material communications with government agencies; and
•notice of issuance of patents.
For information to be considered publicly disseminated, it must be broadly disclosed, for example through a press release or SEC filing, and a sufficient amount of time must have passed to allow the information to be broadly disclosed. Generally speaking, information will be considered publicly disseminated after one full trading day has elapsed since the date of public disclosure of the information. For example, if an announcement of inside information of which you were aware was made prior to the Nasdaq stock market opening on Wednesday, then you may execute a transaction in the Company’s securities after the stock market opening on Thursday.
5.Stock Trading by Employees, directors and Covered Consultants
All directors and employees, as well as covered consultants, should refrain from trading in securities transactions of the Company’s stock while in possession of inside information.
This document contains confidential and proprietary information of SI-BONE.
It may not be copied or reproduced without prior written permission from SI-BONE.

Exhibit 19.1

Corporate Policy Insider Trading Policy	Document No: CORP-0006 Revision: E Effective Date: 12/05/2025 Page 3 of 11

6.Covered Insiders
“Covered Insiders” includes board of directors and any employees, covered consultants or other persons who (a) hold the title of Vice President or higher, (b) are Regional Sales Directors, (c) are employed within the accounting and finance departments, or (d) are deemed by the Clearing Officers to have routine access to ongoing revenue reporting or other material, nonpublic information by nature of their role or position within the Company. Generally, any entities or family members or others whose trading activities are controlled or influenced by any person should be considered to be subject to the same restrictions as such person.
7.Window Period
Generally, except as set forth in this policy, Covered Insiders may buy or sell securities of the Company only during a “window period” that opens after one full trading day has elapsed after the public dissemination of the Company’s annual or quarterly financial results and closes two weeks before the end of the next quarter. This window period may be closed early or may not open if, in the judgment of the Company’s Chief Executive Officer, Chief Financial Officer, or Chief Business & Legal Affairs Officer, there exists undisclosed information that would make trades by Covered Insiders inappropriate. It is important to note that the fact that the window period has closed early or has not opened should be considered inside information. A Covered Insider who believes that special circumstances require him or her to trade outside the window period should consult with the Company’s Chief Business & Legal Affairs Officer who will consult with the Company’s outside counsel. Permission to trade outside the window period will be granted only where the circumstances are extenuating and there appears to be no significant risk that the trade may subsequently be questioned.
8.Exceptions to Window Period
8.1ESPP/Option Exercises. Employees who are eligible to do so may purchase stock under the Company’s Employee Stock Purchase Plan (“ESPP”) on periodic designated dates in accordance with the ESPP without restriction to any particular period. Covered Insiders may use cash payment to exercise options granted under the Company’s stock option plans without restriction to any particular period. However, the subsequent sale (including the sale of stock in a cashless exercise program) or other disposition of such stock acquired upon the exercise of options or pursuant to the ESPP is subject to all restrictions of this policy.
8.210b5-1 Automatic Trading Programs. In addition, purchases or sales of the Company’s securities made pursuant to, and in compliance with, a written plan established by a Covered Insider that meets the requirements of Rule 10b5-1 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (a “Trading Plan”) may be made without restriction to any particular period, provided that (i) the Trading Plan was established in good faith, in compliance with the requirements of Rule 10b5-1, at the time when such individual was not in possession of inside information about the Company and the Company had not imposed any trading blackout period, (ii) the Trading Plan complies with the requirements set forth in the Company’s 10b5-1 Trading Plan Guidelines, and (iii) the Trading Plan was reviewed by the Company prior to establishment, solely to confirm compliance with Company policy and applicable securities laws. The Company must review the plan prior to the establishment of any such Trading Plan or any amendments to such Trading Plan and be notified of the termination of such Trading Plan. Covered Insiders should carefully review
This document contains confidential and proprietary information of SI-BONE.
It may not be copied or reproduced without prior written permission from SI-BONE.

Exhibit 19.1

Corporate Policy Insider Trading Policy	Document No: CORP-0006 Revision: E Effective Date: 12/05/2025 Page 4 of 11

the Company’s 10b5-1 Trading Plan Guidelines prior to adopting such a plan; Covered Insiders must comply with such Guidelines to the extent they are binding on the adoption, use and termination of a 10b5-1 Trading Plan (a “Trading Plan”) in the Company’s securities.
9.Pre-Clearance and Advance Notice of Transactions
In addition to the requirements stated above, Covered Insiders may not engage in any transaction in the Company’s securities, including any purchase or sale in the open market, loan, pledge, hedge or other transfer of beneficial ownership without first obtaining pre-clearance of the transaction from the Company’s Chief Business & Legal Affairs Officer (the “Clearing Officer”) with reasonable advance notice prior to the proposed transaction. The Clearing Officer will then determine whether the transaction may proceed. Pre-cleared transactions not completed within five business days shall require new pre-clearance under the provisions of this paragraph. The Company may, at its discretion, shorten such period of time. If applicable, the Clearing Officer will also direct the Compliance Coordinator (as identified in the Company’s Section 16 Compliance Program) to assist in complying with the reporting requirements under Section 16(a) of the Exchange Act.
Advance notice of gifts or an intent to exercise an outstanding stock option by a Covered Insider shall be given to a Clearing Officer. To the extent possible, advance notice of upcoming transactions to be effected pursuant to an established Trading Plan shall also be given to a Clearing Officer. Immediately upon completion of any transaction, the Covered Insider must notify the Compliance Coordinator and any other individuals identified in Section 3 of the Company’s Section 16 Compliance Program so that the Company may assist in any Section 16 reporting obligations.
10.Prohibition of Hedging, Speculative Trading or Short-Sales
No director, employee or covered consultant may engage in short sales, transactions in put or call options, hedging transactions, margin accounts, pledges, or other inherently speculative transactions with respect to the Company’s stock at any time.
10.1Short-Swing Trading/Control Stock/Section 16 Reports
Officers and directors subject to the reporting obligations under Section 16 of the Exchange Act should take care not to violate the prohibition on short-swing trading (Section 16(b) of the Exchange Act) and the restrictions on sales by control persons (Rule 144 under the Securities Act of 1933, as amended), and should file all appropriate Section 16(a) reports (Forms 3, 4 and 5), which are enumerated and described in the Company’s Section 16 Compliance Program, and any notices of sale required by Rule 144.
10.2Prohibition of Speculative Trading in the Securities of Other Companies
In addition to restrictions on trading the Company’s securities, you are prohibited from trading in securities of any other company while in possession of material nonpublic information about such company that you obtained through your employment, directorship, or consultancy with the Company. This prohibition applies regardless of how you obtained such information and includes:
•trading in securities of the Company’s competitors, customers, suppliers, distributors, partners, or other business counterparties;
•trading in securities of companies in the medical device, orthopedic, healthcare, or related industries where the Company’s nonpublic information may be material;
This document contains confidential and proprietary information of SI-BONE.
It may not be copied or reproduced without prior written permission from SI-BONE.

Exhibit 19.1

Corporate Policy Insider Trading Policy	Document No: CORP-0006 Revision: E Effective Date: 12/05/2025 Page 5 of 11

•trading in securities of companies that may be economically affected by the Company’s business developments, clinical trial results, or regulatory developments; and
•trading in securities of potential acquisition targets, merger partners, joint venture participants, or strategic alliance candidates.
Material nonpublic information subject to this prohibition includes any confidential information learned through your relationship with the Company that could reasonably affect another company’s stock price, including, but not limited to:
•the Company’s financial performance, clinical trial results, or regulatory developments that may impact competitors or partners;
•planned or potential business transactions, partnerships, or competitive strategies;
•industry trends, market intelligence, or regulatory developments affecting the healthcare sector; and
•customer relationships, supplier arrangements, or distribution agreements.
You may not rely on your own judgment about whether information is “material.” If you possess nonpublic information about another company obtained through your relationship with the Company, you must refrain from trading in that company’s securities until the information becomes publicly disseminated.
11.Prohibition of Inappropriate Disclosures in Online Forums
You may not discuss, disclose, reference, or imply any material nonpublic information concerning the Company or any business partners, customers, suppliers, or competitors, including on blogs or bulletin boards or in any online forum or social media platform, regardless of whether you identify yourself as associated with the Company or act anonymously. This includes posting or sharing information that could reasonably be linked to confidential aspects of the Company’s operations, financial performance, transactions, research, products, personnel, clinical studies, or company strategy.
Violation of this policy—including indirect or implied references to confidential matters or responding to rumors and speculation online—may constitute a breach of the Company’s Insider Trading Policy and may expose the individual to disciplinary action and civil or criminal liability under U.S. securities law. For clarity, this policy is designed to comply with securities laws and does not restrict employees from discussing wages, benefits, or other terms and conditions of employment, or engaging in other protected concerted activity under the National Labor Relations Act.
12.Duration of Policy’s Applicability
This policy continues to apply until you cease to be an employee, director or covered consultant of the Company. However, applicable securities laws, including the prohibition on trading when in possession of material nonpublic information, will continue to apply to your transactions in the Company’s stock or the stock of other public companies engaged in business transactions with the Company even after your employment, directorship or consultancy with the Company has terminated. If you are in possession of inside information when your relationship
This document contains confidential and proprietary information of SI-BONE.
It may not be copied or reproduced without prior written permission from SI-BONE.

Exhibit 19.1

Corporate Policy Insider Trading Policy	Document No: CORP-0006 Revision: E Effective Date: 12/05/2025 Page 6 of 11

with the Company concludes, you may not trade in the Company’s stock or the stock of such other company until the information has been publicly disseminated or is no longer material.
13.Penalties
Anyone who effects transactions in the Company’s stock or the stock of other public companies engaged in business transactions with the Company (or provides information to enable others to do so) on the basis of inside information is subject to both civil liability and criminal penalties, as well as disciplinary action by the Company, up to and including termination of the individual’s service relationship with the Company. An employee, director or covered consultant who has questions about this policy should contact his or her own attorney or the Company’s Chief Legal Officer at mpisetsky@si-bone.com or (669) 206-2501. Please also see Frequently Asked Questions attached hereto as Exhibit A.

REVISION HISTORY

Revision	Change Description	Effective Date	Author/Approver
A	Initial Release	10/16/2018	Claudia Cibrian/ Michael Pisetsky
B	Modifications to Section III.D	05/01/2019	Claudia Cibrian/ Michael Pisetsky
C	Modifications to Sections II.B (Inside Information), III.C (10b5-1 Trading Plans), III.D (Pre-Clearance Requirements), and Exhibit A (FAQ)	11/10/2020	Claudia Cibrian/ Michael Pisetsky
D	Modifications to Inside Information, addition of covered consultants, reduce number of days for public dissemination, revise section related to pre-clearance requirements.	03/16/2023	Sarah Duranske/ Michael Pisetsky
E	Updates related to stock trading by employees, directors, and covered consultants, the definition of Covered Insiders, and Exhibit A (FAQ).	12/05/2025	BinQuang Zhuang / Michael Pisetsky

This document contains confidential and proprietary information of SI-BONE.
It may not be copied or reproduced without prior written permission from SI-BONE.

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EXHIBIT A
FREQUENTLY ASKED QUESTIONS
1.What is insider trading?
A: Insider trading is the buying or selling of stocks, bonds, futures, or other securities by someone in possession of material, nonpublic information. Insider trading also includes trading in options (puts and calls) the price of which is linked to the underlying price of a company’s stock. It does not matter how many shares you buy or sell, or whether it has an effect on the stock price – if you have material, nonpublic information and you trade, you have broken the law.
2.Why is insider trading illegal?
A: If Company insiders are able to use their confidential knowledge to their financial advantage, other investors would not have confidence in the fairness and integrity of the marketplace. Requiring those who have such information to disclose (the information to the public) or abstain (from trading) ensures an even playing field.
3.What information is nonpublic?
A: Information is considered nonpublic if it has not been disclosed to the general public or broadly disseminated—such as through a press release, SEC filing, or earnings call—or if the public has not had sufficient time to absorb and react to it. Even internal communications among employees may be deemed nonpublic if they have not been made publicly available.
4.What information is material?
A: Information is material if it would influence a reasonable investor to buy or sell a stock, bond or other security. This could mean many things – financial results, potential mergers, major contracts, etc. Information is nonpublic if it has not yet been released and disseminated to the public.
5.Who can be guilty of insider trading?
A: Anyone who buys or sells a security while in possession of material, nonpublic information. It does not matter if you are not an executive officer or director, or even if you do not work at SI-BONE– if you know something material about the value of a security that not everyone else does, regardless of who you are, you can be found guilty of insider trading.
6.Does SI-BONE have an insider trading policy?
A: Yes.
7.Am I still subject to the insider trading policy even if I am not a “Covered Insider” as defined I this policy?
A: Yes, this policy generally applies to all employees, directors and certain covered consultants, although Covered Insiders are subject to certain specific requirements set forth in this policy.
8.What if I work in a foreign office?
A: There is no difference. The policy and law applies to you. Because our common stock trades on a United States securities exchange, the insider trading laws of the U.S. apply. The U.S. Securities and Exchange Commission (the SEC) (a U.S. government agency in charge of investor
This document contains confidential and proprietary information of SI-BONE.
It may not be copied or reproduced without prior written permission from SI-BONE.

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protection) and the Financial Industry Regulatory Authority (FINRA) (a private regulator that oversees U.S. exchanges) routinely investigate trading in a company’s securities conducted by internationally-based individuals and firms. In addition, as an SI-BONE employee, our policies apply to you no matter where in the world you work.
9.What if I don’t buy or sell anything, but I tell someone else the information and they buy or sell?
A: That is called “tipping.” You are the “tipper” and the other person is called the “tippee”. If the tippee buys or sells based on that material, nonpublic information, you might still be guilty of insider trading. In fact, if you tell family members who tell others and those people then trade on the information, those family members might be guilty of insider trading too. As a result, you may not discuss material, non-public information about SI-BONE with anyone outside SI-BONE, including spouses, family members, friends, or business associates. This includes anonymous discussion on the Internet about SI-BONE or companies with which SI-BONE does business.
10.What if I don’t tell them the information itself, I just tell them whether they should buy or sell?
A: That is still tipping, and you can still be found guilty of insider trading. According to our policies, you may never recommend to another person that they buy, hold or sell our common stock or any derivative security related to our common stock.
11.What are the penalties if I trade on inside information, or tip off someone else?
A: Anyone found liable in a civil case for trading on inside information may need to pay the U.S. government an amount equal to any profit made or any loss avoided and may also face a penalty of up to three times this amount. Persons found liable for tipping inside information, even if they did not trade themselves, may face a penalty of up to three times the amount of any profit gained or loss avoided by everyone in the chain of tippees. In addition, anyone convicted of criminal insider trading can face prison terms and additional fines.
12.What is “loss avoided”?
A: If you sell a common stock or a related derivative security before the negative news is publicly announced, and as a result of the announcement the stock price declines, you have avoided the loss caused by the negative news.
13.Am I restricted from trading securities of any companies except SI-BONE (for example a customer or competitor of SI-BONE)?
A: Yes. U.S. insider trading laws restrict everyone from trading in a company’s securities based on material nonpublic information about that company, regardless of whether the person is directly connected with that company. Therefore, if you obtain material nonpublic information about another company, you should not trade in that company’s securities. This restriction is particularly important given recent SEC enforcement actions against "shadow trading" - using information from your employer to trade securities of other companies. You should be particularly conscious of this restriction if, through your position at SI-BONE, you sometimes obtain sensitive, material information about other companies and their business dealings with SI-BONE. When in doubt, consult the Chief Business & Legal Affairs Officer before trading.
This document contains confidential and proprietary information of SI-BONE.
It may not be copied or reproduced without prior written permission from SI-BONE.

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14.So if I do not trade SI-BONE securities when I have material nonpublic information, and I don’t “tip” other people, I am in the clear, right?
A: Not necessarily. Even if you do not violate U.S. law, you may still violate our policies. Our policies are stricter than the law requires, so that we and our employees can avoid even the appearance of wrongdoing. Therefore, please review the entire policy carefully.
15.If I am aware of new product or service developments that have not been announced to the public, do I possess material non-public information?
A: In most circumstances, SI-BONE does not consider new product and service developments to be material information that would require the closing of the trading window with respect to those individuals that are aware of these developments. However, there are circumstances where a new product or service in development or issues with respect to current or past products or services could be so significant that it constitutes material non-public information. For example, news of the clearance or approval of a new product which is expected to be material to SI-BONE, or news of a product recall or safety incident, could each be material non-public information.
16.So when can I buy or sell my SI-BONE securities?
A: According to our policies, if you have material, nonpublic information, you may not buy or sell our common stock until a full trading day after that information is released or announced to the public has elapsed. At that point, the information is considered public. If you are designated as a Covered Insider, even if you do not have material, nonpublic information, you may not trade in our common stock during any trading “blackout” period. (A list of current blackout periods can be obtained from the Company’s Chief Financial Officer and additional trading blackout periods may be announced by email.)
17.If I have an open order to buy or sell SI-BONE securities on the date the trading window closes, my broker will cancel the open order and won’t execute the trade, right?
A: No. If you have any open orders at the time the trading window closes and you are designated as a Covered Insider, it is your responsibility to cancel these orders with your broker. If you have an open order and it executes after the trading window closes, it is a violation of our insider trading policy and may also be a violation of the insider trading laws.
18.Am I allowed to trade derivative securities of SI-BONE? Or, short SI-BONE common stock?
A: No. Under our policies, you may not trade in derivative securities related to our common stock, which includes, but is not limited to publicly-traded call and put options. In addition, under our policies, you may not engage in short selling of our common stock at any time.
“Derivative securities” are securities other than common stock that are speculative in nature because they permit a person to leverage his or her investment using a relatively small amount of money. Examples of derivative securities include (but are not limited to) “put options” and “call options”. These are different from employee stock options, which are not derivative securities.
This document contains confidential and proprietary information of SI-BONE.
It may not be copied or reproduced without prior written permission from SI-BONE.

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“Short selling” is profiting when you expect the price of the stock to decline, and includes transactions in which you borrow stock from a broker, sell it, and eventually buy it back on the market to return the borrowed shares to the broker. Profit is made through the expectation that the stock price will decrease during the period of borrowing.
19.Why does SI-BONE prohibit trading in derivative securities and short selling?
A: Many companies with volatile stock prices have adopted such policies because of the temptation it represents to try to benefit from a relatively low cost method of trading on short-term swings in stock prices (without actually holding the underlying common stock) and encourages speculative trading. For this reason, we have decided to prohibit employees from such trading. As we are dedicated to building stockholder value, short selling our common stock is adverse to our stated values and would not be received well by our stockholders.
20.Can I purchase SI-BONE securities on margin or hold them in a margin account?
A: Under our policies, you may not purchase our common stock on margin or hold it in a margin account at any time.
“Purchasing on margin” is the use of borrowed money from a brokerage firm to purchase our securities. Holding our securities in a margin account includes holding the securities in a account in which the shares can be sold to pay a loan to the brokerage firm.
21.Why does SI-BONE prohibit me from purchasing SI-BONE securities on margin or holding them in a margin account?
A: Margin loans are subject to a margin call whether or not you possess insider information at the time of the call. If your margin call were called at a time when you had insider information and you could not or did not supply other collateral, you and SI-BONE could be subject to litigation based on your insider trading activities: the sale of the stock (through the margin call) when you possessed material nonpublic information. The sale would be attributed to you even though the lender made the ultimate determination to sell. The U.S. Securities and Exchange Commission takes the view that you made the determination to not supply the additional collateral and you are therefore responsible for the sale.
22.As a Covered Insider, can I exercise stock options during a trading blackout period or when I possess material nonpublic information?
A: Yes. You may exercise the option and receive shares, but you may not sell the shares (even to pay the exercise price or any taxes due) or otherwise settle the option during a trading blackout period or any time that you have material, nonpublic information. Also note that if you choose to exercise and hold the shares during a blackout, you will be responsible at that time for any taxes due even though you are not permitted to sell the shares.
23.Am I subject to the trading blackout period if I am no longer an employee of SI-BONE?
A: It depends. If you are a Covered Insider and your employment with SI-BONE ends on a day that the trading window is closed, you will be subject to the trading blackout period then in effect. If your employment with SI-BONE ends on a day that the trading window is open, you will not be subject to the next trading blackout period. However, even if you are not subject to our trading blackout period after you leave SI-BONE, you should not trade in SI-BONE securities if you
This document contains confidential and proprietary information of SI-BONE.
It may not be copied or reproduced without prior written permission from SI-BONE.

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possess material non-public information. That restriction stays with you as long as the information you possess is material and not released by SI-BONE.
24.Can I gift stock while I possess material nonpublic information or during a trading blackout period?
A: Because of the potential for the appearance of impropriety, you may not make gifts, whether to charities, to a trust or otherwise, of our common stock when you possess material nonpublic information or during a trading blackout period.
25.What if I purchased publicly-traded options or other derivative securities before I became a SI-BONE employee (or contractor or consultant)?
A: The same rules apply as for employee stock options. You may exercise the publicly-traded options at any time, but you may not sell such securities during a trading blackout period or at any time that you have material, nonpublic information. When you become an SI-BONE employee, you must report to our Chief Legal Officer that you hold such publicly traded options or other derivative securities.
26.May I own shares of a mutual fund that invests in SI-BONE?
A: Yes.
27.Are mutual fund shares holding SI-BONE subject to the trading blackout periods?
A: No. You may trade in mutual funds holding our common stock at any time.
28.May I use a “routine trading program” or “10b5-1 plan”?
A: Yes, subject to the requirements discussed in our Insider Trading and Trading Window Policy as well as our 10b5-1 Trading Plan Guidelines. A routine trading program, also known as a 10b5-1 Trading Plan, allows you to set up a highly structured program with your stock broker through which you specify ahead of time the date, price, and amount of securities to be traded. If you wish to create a 10b5-1 plan, you must contact our Chief Business & Legal Affairs Officer for approval.
29.What happens if I violate our insider trading policy?
A: Violation of our policies may result in severe personnel action, including a memo to your personnel file and up to and including termination of your employment or other relationship with SI-BONE. In addition, you may be subject to criminal and civil enforcement actions by the government.
30.Who should I contact if I have questions about our insider trading policy?
A: You should contact our Chief Business & Legal Affairs Officer, Mike Pisetsky, at mpisetsky@si-bone.com or (669) 206-2501.
This document contains confidential and proprietary information of SI-BONE.
It may not be copied or reproduced without prior written permission from SI-BONE.